Exhibit 10.60

LOAN AGREEMENT Companies and institutions

Date of issue 27.02.2004	Number 800506-4202927

5. Interest and interest period

The debtor shall pay interest on the outstanding amount, as per the provisions of this section, from the drawdown date onwards.

☒ The interest rate shall be the variable reference rate plus a margin

Reference rate	Margin percentage
The three-month Euribor rate	0.50%

☐ The interest rate shall be fixed:

% p.a. fixed for the length of the loan period             for time:

The interest of a loan tied to euribor rate changes on the first day of each interest period in accordance with the euribor quotation of that day. The rate will remain unchanged during the interest period.

In case euribor rate is not quoted on the first date of the interest period, the rate of next quotation date will be applied. The first interest period shall begin on the first drawdown date. The following interest period shall begin on the day following the expiry of the previous period.

The interest of a loan tied to Sampo Prime rate will change correspondingly each time the Sampo Prime rate changes, whereas the margin remains unchanged.

The interest rate of fixed interest rate loans shall remain the same during the whole loan period or the period stated in the agreement, unless the bank and the debtor have agreed otherwise in writing.

The overall fixed interest charged on a debt, or the size of the fixed floor, will be decided upon in accordance with the fixed interest period offer agreed in the promissory note and valid on the date of withdrawal of the first debt installment. The fixed interest rate valid on the date of withdrawal may be larger or smaller than the fixed interest percentage entered in the promissory note.

Interest shall be calculated using real days and a 360-day year.

The interest will fall due for payment:

• Always on the last day of each interest period for loans with euribor rate.

If the last day of an interest period is not a banking day, the interest shall be paid on the next banking day.

If quotation of the selected reference rate is terminated or suspended, the reference rate to be applied to the loan shall be fixed according to the legal provision or a decision or regulation by the authorities on the new reference rate.

If no legal provision or decision or regulation by the authorities is issued regarding the new reference rate, the bank and the debtor shall agree on a new reference rate to be applied to the loan. If the bank and the debtor fail to reach agreement on a new reference rate before the end of the interest determination period, the reference rate to be applied to the loan shall be the reference rate applied before the end of the interest determination period in question.

If the bank and the debtor cannot agree upon a new reference rate within six months of the end of the interest determination period, the bank shall fix a new reference rate after consulting the authorities supervising the bank.

Sampo Bank plc
Registered domicile and address Helsinki,
Unioninkatu 22, FIN-00075 SAMPO, Finland.
Business ID 1730744-7

6. Banking day

Weekdays from Monday to Friday are banking days under the terms of this agreement, excluding Finnish holidays, Independence Day, May 1, Christmas Eve and Midsummer Eve in addition to any days specified at any time as bank holidays by European Central Bank.

7. Fees and charges
7.1 Arrangement fee	The arrangement fee shall be % of the loan amount. The arrangement fee shall be either deducted from the loan amount upon first drawdown, or charged to the debtor separately.

7.2 Commitment fee

The commitment fee rate shall be      % p.a.

The commitment fee shall be charged as of

The debtor shall pay the bank the above percentage p.a. of the undrawn loan amount from the above date until drawdown of the loan. The commitment fee shall be deducted from the amount drawn, or charged to the debtor separately.

7.3 Other fees

The debtor shall be liable for any fees and commissions levied in accordance with the bank’s current service fee tariff in connection with granting, drawing, using and repaying the loan, as well as any other fees and commissions related to management of the loan. The service fee tariff is available at all bank offices and branches

7.4 Changes

The bank is emitted to increase the fees and Commissions referred to in section 7.3. The bank shall publish such increases in the service fee tariff. Such an increase shall come into effect at the beginning of the calendar month starting no less than one month from publication of the increase in the service fee tariff.

7.5 Charges

The owner of the pledge and the pledge are liable for all costs deriving from the custody and management of the pledge. If the owner of the pledge neglects to pay the costs of custody and management of the pledge, the bank is entitled to recover the costs from the debtor.

8. Repayment	The loan shall be repaid to the bank or to a party specified by the bank.

8.1 Instalments	☐ The loan principal shall fall due and be repaid in equal instalments
	Amount of each instalment	Annual due dates of instalments

	First instalment date	Last instalment date

☒ The loan principal shall fall due and be repaid in its entirety in a single Instalment
Due date 01.03.2006

☐ The loan shall be repaid according to a separate repayment schedule

8.2 Payments

The amount falling due, instalment and/or interest, or any other payment arising from this loan agreement, shall be paid so that it reaches the bank on the due date. If the due date is not a banking day, payment must be received on the following banking day.

8.3 Premature loan repayment
The loan can be repaid with no extra costs in the last day of each interest period provided that the debtor has informed the bank of repayment one week beforehand at the latest.

Save the situations mentioned above, the loan can be repaid before the due date only by agreement with the bank. If the bank and the debtor agree on premature repayment of the loan or any part thereof, the debtor shall, if the bank so requires, pay any fees and commissions required according to the bank’s service fee tariff, and the real costs incurred from cancelling and reinvesting the funding, and compensate for loss of profit according to a written calculation by the bank.

9. Default interest

If principal falling due, interest or other payment arising from the terms of this loan agreement is not paid by the due date, the bank shall be entitled to charge a default interest of six per cent (6%) p.a. above the three-month Euribor rate, though never less than 18% p.a., from the due date to the payment date. The default interest shall be determined according to the Euribor rate quoted on the banking day following the due date and reviewed at three-month intervals.

10. Taxes

The debtor shall be liable for any taxes arising from this loan and changes made in its terms, such as stamp or other similar taxes, including any consequences for default and punitive tax increases. If the bank is obliged to pay such taxes, the debtor shall compensate the bank for the payments, at an interest rate of 18% p.a., calculated from the date on which the bank paid the tax up to the date on which the debtor paid the compensation.

11. Collection and pledge realization costs

The debtor shall be liable to compensate the bank for any costs incurred from debt collection or realization of a pledge deposited against the loan, as well as a reasonable fee for any collection and other measures undertaken.

12. Collateral

if the bank considers that the collateral deposited is no longer sufficient to cover the loan and that the repayment of the loan has been endangered, the debtor shall, within a time limit set by the bank and to the bank’s satisfaction, deposit further collateral approved by the bank or pay back part of the loan to the bank’s satisfaction.

13. Debtor’s notification duty
The debtor shall notify the bank immediately of any changes in name or address.

The debtor undertakes to provide the bank annually with its final accounts data in a profit and loss statement, balance sheet, annual report and auditors’ report, and any appended notes, no later than two months after the date by which accounting provisions require the accounts to be closed. Also, the debtor undertakes to provide the bank with any interim accounts, interim reports and stock exchange bulletins as soon as they become available. If the bank so requires, the debtor shall provide at its own expense any information and documents that the bank considers necessary to establish the financial position of the debtor and the value of the collateral deposited with the bank.

The debtor shall, within the constraints of the law, immediately inform the bank of any events pursuant to section 15, paragraphs c), e) and g), changes in company form, intention to subdivide in part or in whole, or intention to merge with another corporation or act as the receiving corporation in a merger, or any intention of the debtor and another corporation to jointly found a new corporation.

14. Disclosure of information
14.1	The bank is entitled to disclose information on the debtor and this loan according to the legislation in force at any given time.

14.2	The bank is entitled to divulge to the guarantor and the owner of the pledge information on all commitments, delinquent payments and other matters affecting the debtor’s solvency.

14.3

The bank is entitled to report, and the registrar entitled to record, any default on a credit payment to its credit information register, as soon as such record becomes admissible under legislation or a data protection authority decision.

15. Events of default	The bank shall be entitled to call in the loan due for immediate payment if
a) the debtor defaults on the principal of this loan, the interest or any other payment under this loan agreement;

b) the debtor, the guarantor or any corporation or private person in the same group of companies as the debtor or having an essential economic interest in the debtor defaults on any payment whatsoever to a company in the Sampo Group;

c) the debtor or guarantor fails to make any other payment on a substantial loan or similar liability on the due date, or such obligation is called in for premature payment or is made subject to enforced collection;

15. Events of default

d) the debtor or guarantor has given any company in the Sampo Group misleading information or withheld information concerning its financial situation that might have influenced the decision to grant the loan, or its terms. The pledger has given misleading information concerning the pledge or the value of the pledge or withheld information on it that might have influenced the decision to grant the loan, or its terms;

e) the debtor or guarantor is sued for bankruptcy or placed in liquidation; or the debtor or guarantor applies for composition, halts its payments or terminates its business completely or essentially; or an application for restructuring concerning the debtor or guarantor is made under the act on corporate restructuring; or an application for loan rescheduling concerning the debtor or guarantor is made under the legislation on rescheduling the loans of a private citizen; or the guarantor dies; or realization of the collateral deposited for the loan begins;

f) The debtor fails to provide information known to it about its business according to the terms of the loan agreement or some other agreement, or otherwise neglects its obligations under this loan agreement, including any special terms agreed upon under appendix;

g) the debtor’s ownership base or relations, or the scale or nature of its business, undergoes essential changes compared with the situation at the time of signing this loan agreement;

h) the debtor’s or guarantor’s financial position deteriorates from the situation at the time of signing this loan agreement to the extent that the bank considers repayment of the loan to be endangered;

i) the debtor has not provided additional collateral required by the bank as per section 12 within the prescribed time or paid back a corresponding part of the loan accepted by the bank;
j) the drawn loan has been used for some purpose other than what it was granted for, or the purchase or project financed is not implemented essentially as planned;
k) Proha Oyj demands the bank to return the collateral which has been pledged for the loan by the Proha Oyj.

Notwithstanding the above, the bank shall not be entitled to call in the loan in the circumstances detailed in subparagraphs b), c), d), e) and h) above when they arise from a guarantor or pledger not belonging to the same group of companies as the debtor, if the debtor deposits collateral approved by the bank for the loan within a reasonable time limit set by the bank.

If the loan is called in for premature repayment under paragraphs a) to j) above, the debtor shall be liable to compensate any losses sustained by the bank because of this, including costs incurred from cancelling and reinvesting refinancing, and to compensate for loss of profit according to a written calculation by the bank.

When the bank is entitled to call in the loan under paragraphs a) to j) above, but has not done so immediately upon learning of the situation entitling it to call in the debt, this shall not constitute waiver of the right to call in the loan on the basis of the said situation.

16. Changes in circumstances

If an act or other legislation (including tax legislation and higher capital adequacy requirements), an order issued by an authority, a measure taken by the central bank or some other corresponding reason beyond the bank’s control increases the cost incurred by the bank in providing or maintaining the funding specified in this agreement or reduces the return gained by the bank therefrom, the debtor agrees to compensate for the costs thus incurred by the bank and the lower return as calculated in writing by the bank.

17. Applicable legislation and jurisdiction
This loan agreement shall be governed by Finnish law. Any disputes arising from this loan agreement and the debt relationship can also be resolved at Helsinki District Court.

18. Limitation of liability	Neither the bank nor the debtor shall be held liable for losses caused by unreasonable complications in the other party’s business caused by force majeure or similar reason.

The bank and the debtor undertake to inform the other party as soon as possible should force majeure arise. If the force majeure should apply to the bank, it may publish its notification in a national daily newspaper.

19. Bank’s right of assignment

The bank shall have the right to assign its rights and obligations under this loan agreement and collaterals to a third party in whole or in part. The debtor undertakes in such case to surrender and sign on demand any documents required and to take any other measures that may be necessary.

20. Notifications sent by the bank

A notification sent by the bank to the debtor by mail shall be considered to have been received by the debtor at the latest on the fifth day after it was sent, if it was sent to the address most recently given to the bank or to the trade register by the debtor.

A notification sent by fax shall be considered to have been received by the debtor as soon as the fax machine used by the bank reports that the transmission was successfully completed, if it was sent to the fax number most recently given to the bank by the debtor.

21. Direct debit authorization

☐ The debtor authorizes the bank to debit payments falling due on their due dates from the account entered above in section 1; the debtor undertakes to ensure that there are sufficient funds in this account on the due date. Before the due date, the bank shall notify the debtor of the upcoming payment. The bank shall not be obliged to debit the payment if the account does not have sufficient funds to cover the entire payment falling due.

☐ No direct debit authorization

Signature

The debtor hereby affirms that its financial situation at the time of signing this loan agreement does not essentially differ from that outlined in the information submitted by the debtor under the terms of this loan agreement to a company in the Sampo Group.

The debtor hereby authorizes any company in the Sampo Group to disclose and obtain information on the debtor as per section 14.
The debtor undertakes to pay the bank or a party specified by the bank the principal, interest and other payments on the loan granted on the basis of this loan agreement.
The debtor hereby accepts the terms of this loan agreement and the terms of a separate repayment agreement, if any, and engages to comply with them.

Place and date
Helsinki, 01.03.2004

Debtor’s signature and name in block letters
Artemis Finland Oy

/s/ Risto Saikko

Signatures witnessed by	Signatures and name in block letters

/s/ Sari Juutilainen
Sari Juutilainen

LETTER OF COMMITMENT

The Extraordinary General Meeting of Artemis Finland Oy has decided to obtain a bank loan of 2.5 million euros with Sampo Bank in order to help finance Artemis International Solutions Corporation (AISC) operations by giving a loan of same amount to AISC.

In accordance with what has been agreed between Artemis Finland Oy, AISC and Proha Oyj, Proha Oyj has deposited 2.5 million euros as collateral for Artemis Finland Oy’s loan with Sampo Bank.

In accordance with the terms and conditions of this bank loan, Sampo Bank shall be entitled to call in the loan due for immediate payment if Proha Oyj demands the bank to return the collateral which has been pledged for the loan by Proha Oyj.

Proha Oyj hereby confirms that should it use its right to demand the bank to return the collateral, it shall do so only in such manner, which will allow Artemis Finland Oy 90 days time before Artemis Finland Oy has to pay the loan back to Sampo Bank.

Espoo, 1st of March 2004

PROHA OYJ	AISC

/s/ Pekka Pere	/s/ Patrick Ternier
Pekka Pere	Patrick Ternier
Managing Director	President, CEO